Exhibit 99.1

COMBIMATRIX ANNOUNCES $2 MILLION

REGISTERED DIRECT OFFERING

Agreement Executed for the Sale of Common and Convertible Preferred Stock and Warrants

IRVINE, California, March 20, 2013 (GLOBE NEWSWIRE) – CombiMatrix Corporation (NASDAQ: CBMX), a molecular diagnostics company performing DNA-based testing services for developmental disorders and cancer, announced today that it has entered into an agreement to issue securities in a registered direct offering to an existing institutional investor that will result in gross proceeds to the Company totaling $2.0 million.

The Company entered into a definitive purchase agreement with the investor pursuant to which the Company has agreed to sell 130,000 shares of common stock at a negotiated price of $3.05 per share and approximately 1,610 units consisting of Series B convertible preferred stock and warrants.  Each unit consists of one share of Series B convertible preferred stock and a warrant to purchase approximately 171 shares of common stock, at an exercise price of $3.49 per share. Each unit will be sold at a negotiated price of $1,000. In total, the Series B preferred is convertible into 528,000 shares of common stock and the warrants are exercisable for 275,000 shares of common stock.

The warrants are not exercisable for six months following their issue date and will expire on the fifth anniversary of the date the warrants become exercisable.  The Series B preferred stock is convertible at $3.05 per share and accrues an annual dividend of 6 percent beginning six months after closing.  The closing of the offering is expected to take place on or prior to March 22, 2013, subject to the satisfaction of customary closing conditions.  The estimated net proceeds to the Company from the offering, after deducting placement agent fees and other estimated offering expenses payable by us, are expected to be approximately $1.76 million, to be used for general corporate purposes.  With the net proceeds from this offering, the Company projects to have an unaudited cash and equivalents balance of approximately $3.3 million.

A shelf registration statement (File No. 333-176372) relating to the shares of common stock, preferred stock and warrants issued in the offering (and the shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants) has been filed with and declared effective by the Securities and Exchange Commission (the “SEC”).  A prospectus supplement relating to the offering will be filed by the Company with the SEC.  Copies of the prospectus supplement, together with the accompanying prospectus, can be obtained at the SEC’s website at http://www.sec.gov or from CombiMatrix Corporation, 300 Goddard, Suite 100, Irvine California 92618, Attention: Investor Relations.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company in this offering.  There shall not be any offer, solicitation of an offer to buy, or sale of securities in any state or jurisdiction in which such an offering, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  Any offering will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations, speak only as of the date hereof and are subject to change.  All statements, other than statements of historical fact included in this press release, are forward-looking statements.  Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “goal,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, the amount and use of proceeds we expect to receive from the offering, the closing of the offering, the conversion of the preferred stock and the exercise of the warrants, and the amount of the cash and equivalents balance expected after the offering. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate, and involve factors that may cause actual results to differ materially and adversely from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K, Quarterly Reports of Form 10-Q, and in other filings with the Securities and Exchange Commission.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason, except as required by law.

Company Contact:	Investor Relations Contact:
Mark McDonough	Matthew H. Clawson
President & CEO, CombiMatrix Corporation	Partner, Allen & Caron, Inc.
Tel (949) 753-0624	Tel (949) 474-4300
matt@allencaron.com